UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	October 8, 2008

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 ASH STREET, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 8.01.  Other Events.

Sempra Energy has received numerous inquiries about its joint venture with The Royal Bank of Scotland (RBS).

RBS is Sempra Energy’s joint venture partner in RBS Sempra Commodities, which in April 2008 acquired the commodities marketing and trading businesses previously operated as subsidiaries of Sempra Energy.  The joint venture has $3.5 billion of net assets, including Sempra Energy’s investment of $1.6 billion.

As contemplated by the joint venture agreement, Sempra Energy, as a transitional measure, continues to provide back-up guarantees for a portion of RBS Sempra Commodities’ trading obligations and certain credit facilities with third party lenders pending novation of the remaining trading obligations to RBS.  The novation of the trading obligations to RBS is expected to be fully completed and Sempra Energy’s guarantee of these obligations will terminate in the first half of 2009.   As previously reported, RBS has agreed fully to indemnify Sempra Energy in respect of any liabilities that Sempra Energy may incur under the guarantees.

RBS Sempra Commodities’ net trading liabilities and credit facilities supported by Sempra Energy’s guarantees are:

•

$1.1 billion of net trading liabilities consisting of guaranteed trading obligations net of collateral.  The amount of guaranteed net trading liabilities varies from day to day with the value of the trading obligations and related collateral.

•

$500 million under a three-year revolving credit facility expiring in May 2009.

Sempra Energy has also guaranteed $344 million of the $1.72 billion of commitments to RBS Sempra Commodities under an additional credit facility.  Extensions of credit under the facility are limited to and secured by a borrowing base consisting of receivables, inventories and other joint venture assets that are valued at varying percentages of current market value.  At September 30, 2008, the value of the borrowing base assets exceeded $3 billion.   The facility will be reduced and expire as the borrowing base assets are transferred to RBS as contemplated by the joint venture agreement.

On October 8, 2008, the United Kingdom announced that it would provide support to British banks, including RBS.  RBS is one of the world's largest banks and Sempra Energy believes that RBS will continue to provide all ongoing funding and credit support for the joint venture as provided in the joint venture agreement.

Sempra Energy and its subsidiaries have committed, three-year revolving credit lines expiring in August 2011 totaling $4.3 billion with syndicates of 18 banks, including RBS which has a commitment of $426 million.  These lines are available to support commercial paper and general liquidity requirements.  Commercial paper and other borrowings and letters of credit outstanding under these credit lines at October 8, 2008 were $1.8 billion. An additional $200 million of short-term debt of EnergySouth, recently acquired by Sempra Energy, matures in November 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: October 8, 2008	By: /s/ Joseph A. Householder
Joseph A. Householder Senior Vice President, Controller and Chief Accounting Officer